UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2024

FLUENT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37893	77-0688094
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Vesey Street, 9th Floor New York, New York	10282
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 669-7272

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0005 par value per share	FLNT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this report is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2024, Fluent Inc. (the “Company”) held a special meeting of stockholders on March 18, 2024 (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved the proposal to give the Company’s board of directors (the “Board”) the authority, at its discretion, to file a certificate of amendment to the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse split of the Company’s issued common stock, par value $0.0005 per share (the “Common Stock”), at a ratio not less than 1-for-2 and not greater than 1-for-15, without reducing the authorized number of shares of Common Stock, with the exact ratio to be selected by the Board in its discretion and to be effected, if at all, in the sole discretion of the Board at any time following stockholder approval of the amendment to the Company’s certificate of incorporation and before March 18, 2025 without further approval or authorization of the Company’s stockholders. Subsequently, the Board determined to effect a reverse split of the Common Stock at a ratio of 1-for 6 (the “Reverse Stock Split Ratio”).

Effective at 6:00 p.m. Eastern Time on April 11, 2024, the Company effected a 1-for-6 reverse split of the issued shares of Common Stock (the “Reverse Stock Split”) pursuant to a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 11, 2024 (the “Certificate of Amendment”). As a result of the Reverse Stock Split, every six shares of Common Stock issued and outstanding or held by the Company in treasury stock were combined and reclassified into one share of Common Stock. No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will receive an additional fraction of a share of Common Stock to round up to the next whole share. The Reverse Stock Split affected all stockholders uniformly and did not alter any stockholder’s percentage ownership interest or any stockholder’s proportionate voting power, except for immaterial adjustments that may result from the treatment of fractional shares. The Reverse Stock Split did not change the number of authorized shares of Common Stock or the par value per share of the Common Stock.

The Reverse Stock Split reduced the number of issued and outstanding shares of Common Stock from approximately 81.6 million shares to approximately 13.6 million shares, and reduced the issued shares of Common Stock held by the Company in treasury stock from approximately 4.6 million shares to approximately 768,000 shares.

The Common Stock is expected to begin trading on a reverse split-adjusted basis at the opening of trading on The Nasdaq Capital Market on April 12, 2024 under the same symbol (FLNT) with a new CUSIP number (34380C 201).

As of the effective time of the Reverse Stock Split, the number of shares available for issuance under the Company’s equity incentive plans and the number of shares issuable pursuant to each outstanding equity award immediately prior to the reverse stock split were reduced proportionately at the Reverse Stock Split Ratio, and the exercise price for each outstanding stock option was increased in inverse proportion to the Reverse Stock Split Ratio.

The foregoing description of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

The information contained in Item 5.03 of this report is incorporated herein by reference.

The Company has a registration statements on Form S-3 (File Nos. 333-205614, 333-206402, 333-212109, 333-215125, and 333-233250) and registration statements on Form S-8 (File Nos. 333-177025, 333-188739, 333-194952, 333-206403, 333-211842, 333-224187, 333-226170 and 333-266743) on file with the SEC. SEC regulations permit the Company to incorporate by reference future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offerings covered by registration statements filed on Form S-3 or Form S-8. The information incorporated by reference is considered to be part of the prospectus included within each of those registration statements. Information in this Item 8.01 of this report is therefore intended to be automatically incorporated by reference into each of the active registration statements listed above, thereby amending them. Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, the amount of undistributed shares of Common Stock deemed to be covered by the effective registration statements of the Company described above are proportionately reduced as of the effective time of the Reverse Stock Split at Reverse Stock Split Ratio, giving effect to the Reverse Stock Split.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to the Certificate of Incorporation of Fluent, Inc., effective April 11, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fluent, Inc.

April 12, 2024	By:	/s/ Don Patrick
	Name:	Don Patrick
	Title:	Chief Executive Officer